Exhibit 10.3

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

CASINO LICENSE AGREEMENT

This Casino License Agreement (this “Agreement”) is made as of the 16 day of June, 2014 (the “Effective Date”), by and between Stockbridge/SBE Holdings, LLC, a Delaware limited liability company, as licensor (“Licensor”), and SB Gaming, LLC, a Nevada limited liability company, as licensee (“Licensee”). Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Section 1.01.

RECITALS

A.    Licensor owns that certain hotel, casino, and related improvements, commonly known as SLS Las Vegas, located at 2535 S. Las Vegas Boulevard, Las Vegas, Nevada 89109, and further described as Clark County Assessor’s Parcel Number 162-09-502-001, including certain fixtures, equipment, and items of personal property used in connection therewith (collectively, the “Hotel”).

B.    Licensor and Licensee desire to enter into this Agreement for the purpose of Licensor granting to Licensee a license to use certain portions of the Hotel in accordance with the provisions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND OTHER INTERPRETIVE PROVISIONS

Section 1.01  Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Required Capital” means the total sum of (a) such cash funds as are required to meet the minimum bank roll requirements of the Nevada Gaming Laws (as defined in Section 2.02(a)), plus (b) such other cash reserves as are necessary to conduct the Gaming Operations at the standard required by this Agreement, plus (c) such other cash reserves as are mutually agreed to by Licensor and Licensee.

“Associated Space” means those certain offices and rooms within the Hotel, comprising approximately              square feet, that will be used exclusively in support of the Gaming Operations.

“Employee Areas” means those areas of the Hotel that are reserved for employees’ access and use, as such exist and may be changed from time to time, including without limitation employee parking areas; employee entryways, walkways, and corridors; employee stairways and elevators; employee dining rooms and lounges; and employee restroom facilities.

“Exclusively Licensed Premises” means, collectively, the Gaming Business Location and the Associated Space, which, when completed, shall be located as shown on Exhibit B, attached hereto and incorporated herein by this reference.

“GAAP” means generally accepted accounting principles.

“Gaming Assets” means, collectively, (i) any gaming equipment, supplies, or accessories used at the Hotel, including any and all gaming devices (as defined in NRS 463.0155), chips or tokens, gaming device parts, inventory, and other related gaming equipment and supplies used in the operation of a casino (which equipment includes, without limitation, slot machines, gaming tables, cards, dice, and associated equipment (as defined in NRS 463.0136)); together with (ii) any mobile gaming systems (as defined in Nevada Gaming Regulation 14.010(11) under NRS Chapter 463) used at or in connection with the Hotel; together with (iii) any and all additions, improvements, and replacements to the assets described in (i) and (ii) above; and together with (iv) all contracts necessary to own, lease, or operate any of the foregoing assets and/or to conduct lawful gaming operations at the Hotel, all assignable manufacturers’ and other warranties applicable to such assets, and all computer hardware and software used to operate such assets and/or to conduct lawful gaming operations at the Hotel.

“Gaming Business Location” means that certain portion of the Hotel, comprising approximately              square feet of floor space, in which the Gaming Operations will be located.

“Gaming Net Cash Flow” means, with respect to any period of time, Licensee’s net earnings from the operation of Gaming Assets at the Hotel (before depreciation and amortization) less capital expenditures as provided for in this Agreement, as calculated in accordance with GAAP consistently applied in a manner customary for casino operations in the State of Nevada.

“Gaming Operations” means, collectively, (i) the lawful licensing of the Licensed Property from Licensor and its operation and oversight, (ii) the lawful possession and operation of Licensee Equipment at the Hotel, and (iii) the coordination and oversight of all lawful functions and activities that Licensee deems necessary or convenient in support of the operations described in (i) and (ii) above (including without limitation all functions and activities required by Applicable Laws (as defined below)).

“Licensed Equipment” means, collectively, (i) any Surveillance Equipment currently installed in or located at the Hotel that may be lawfully used in connection with the Gaming Operations; together with (ii) all information and systems related to the Slot Club; together with (iii) any additions and replacements to the equipment described in (i) or (ii) above acquired by Licensee and used at or for the Hotel during the Term, except as otherwise provided in this Agreement; and together with (iv), at Licensor’s sole discretion, any Gaming Assets owned, leased, or otherwise lawfully possessed by Licensor.

“Licensed Premises” means, collectively, the Exclusively Licensed Premises and the Nonexclusively Licensed Premises.

“Licensed Property” means, collectively, the Licensed Equipment and the Licensed Premises.

“Licensee Equipment” has the meaning set forth in Section 2.02(c).

“Non-Gaming Net Cash Flow” means, with respect to any period of time, Licensee’s net earnings from all operations relating to the License except operation of Gaming Assets at the Hotel (before depreciation and amortization) less capital expenditures as provided for in this Agreement, as calculated in accordance with GAAP consistently applied and applied in a manner customary for such operations in the State of Nevada.

“Nonexclusively Licensed Premises” means, collectively, the Employee Areas and the Public Areas.

“NRS” means the Nevada Revised Statutes.

“Operating Year” means each calendar year during the Term, except that the first Operating Year (if not commenced on January 1) shall be a partial year beginning on the Effective Date, and ending on the following December 31, and if this Agreement is terminated effective on a date other than December 31 in any year, then the last Operating Year shall also be a partial year commencing on January 1 of the year in which such expiration or termination occurs and ending on the effective date of expiration or termination.

“Public Areas” means the public areas of the Hotel, as such exist and may be changed from time to time, including without limitation parking areas, driveways, private roadways, walkways, stairways, elevators, escalators, corridors, entryways, and public restroom facilities.

“Slot Club” means Licensor’s slot players’ program.

“Term” means the term of this Agreement, which begins on the Effective Date and shall expire when terminated in accordance with Section 8.03.

“Total Net Cash Flow” means, with respect to any period of time, Gaming Net Cash Flow for such period plus Non-Gaming Net Cash Flow for such period.

Section 1.02  Other Interpretive Provisions. With reference to this Agreement, unless otherwise specified herein:

(a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(b)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)     Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE II.

LICENSE

Section 2.01   Grant of License. For valuable consideration, subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee’s officers, employees, agents, contractors, customers, and other invitees (collectively, the “Benefitted Persons”) the right to use the Licensed Property during the Term as follows (collectively, the “License”):

(a)     An exclusive license to use the Exclusively Licensed Premises for the purpose of conducting Gaming Operations (including, for the sake of clarity, activities in support thereof);

(b)     An exclusive license to use the Licensed Equipment in connection with the conduct of Gaming Operations; and

(c)     A nonexclusive license to use the Nonexclusively Licensed Premises for the purposes for which such premises are intended in accordance with reasonable policies and procedures established between Licensor and Licensee from time to time.

Section 2.02   Licensee’s Rights and Related Covenants.

(a)     At all times while present on Hotel property or otherwise exercising rights granted to Licensee under this Agreement, Licensee shall (and shall use its best, commercially reasonable efforts to cause the other Benefited Persons to) comply with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, codes, licenses, and permits and any decrees, judgments, and orders, from time to time in existence, of all courts and government agencies of competent jurisdiction (collectively, “Applicable Laws”), including without limitation those affecting environmental, health and safety, labor (including equal employment), workers’ compensation matters, and gaming matters. Without limiting the generality of the foregoing, Licensee shall at all times during the Term (i) maintain, in full force and effect and in good standing, all permits, licenses, and approvals (collectively, “Approvals”) required by Applicable Laws in connection with the License, including without limitation all Approvals required by the Nevada State Gaming Control Board, the Nevada Gaming Commission, and the Clark County Liquor and Gaming Licensing Board (each, a “Nevada Gaming Authority”) relating to Licensee’s possession of the Gaming Assets and its conduct of the Gaming Operations (such Approvals, the “Gaming Approvals”); (ii) comply with all Nevada gaming statutes and regulations and the requirements of the Nevada Gaming Authorities (collectively, the “Nevada Gaming Laws”); (iii) in accordance with applicable Nevada Gaming Laws, provide supervision at or near the Gaming Assets to use its best efforts to prevent minors from playing the Gaming Assets or loitering in the Gaming Business Location; and (iv) in accordance with applicable Nevada Gaming Laws, ensure that all staff at the Hotel comply with any requirements to be licensed, found suitable, or registered with the Nevada Gaming Authorities or take appropriate measures pursuant to applicable Nevada Gaming Laws.

(b)     Licensee shall be responsible for the operation, maintenance, repair, and (if necessary) replacement of all existing security and surveillance devices (collectively,

“Surveillance Equipment”), as well as the installation of any additional Surveillance Equipment, for both the Licensed Premises and any other areas of the Hotel, as required by the Nevada Gaming Authorities and applicable Nevada Gaming Laws and as customary for the operation of a first-class hotel and casino on the Las Vegas Strip. All operation, installation, maintenance, repair, and replacement of Surveillance Equipment by Licensee shall be performed in accordance with applicable Nevada Gaming Laws. In connection with its operation of the Surveillance Equipment, Licensee shall engage and supervise adequate numbers of surveillance personnel, trained security officers, and other security personnel to provide security services to the Licensed Premises and any other areas of the Hotel, as required by the Nevada Gaming Authorities and applicable Nevada Gaming Laws and as customary for the operation of a first-class hotel and casino on the Las Vegas Strip. Licensor shall reimburse Licensee for Licensee’s reasonable out-of-pocket costs incurred in complying with any security requirements required in writing by Licensor that are above and beyond those that are customary for the operation of a first-class hotel and casino on the Las Vegas Strip or that result from Licensor’s construction activities or special events. The security services provided by Licensee at portions of the Hotel other than the Licensed Premises shall be subject to the reasonable approval of Licensor.

(c)    If Licensee determines, in its reasonable discretion, that the Gaming Assets included among the Licensed Equipment (if any) are insufficient so as to conduct the Gaming Operations on the Licensed Premises, then Licensee shall purchase, lease, or otherwise acquire sufficient quantities of additional Gaming Assets so as to conduct the Gaming Operations on the Licensed Premises (such additional Gaming Assets, the “Licensee Equipment”), and such Licensee Equipment shall remain the property of Licensee.

(d)    Upon the expiration or earlier termination of the Term, any Gaming Assets installed in or furnished to the Hotel by Licensee must either:

(i)    if Licensee is succeeded by a licensed operator (which may include Licensor), be sold to the licensed operator succeeding Licensee at a price equal to the total outstanding balance of the Note, and Licensor shall require any licensed operator succeeding Licensee to purchase the Gaming Assets as provided herein; or

(ii)    if no licensed operator succeeds Licensee, be removed by Licensee from the Hotel under applicable Nevada Gaming Laws.

(e)    Notwithstanding anything in this Agreement to the contrary, during the Term, Licensee shall have the right to remove and sell, demolish or otherwise dispose of any Licensed Equipment if (i) Licensee determines, in its reasonable business judgment, that such act is necessary or desirable for Licensee’s operation of the Licensed Property; and (ii) Licensee replaces the item or items so removed and disposed of or applies the proceeds of any sale of such Licensed Equipment toward the balance of the Note; and (iii) subject to Applicable Laws, Licensor approves the removal, sale, demolition or disposal of such Licensed Equipment.

(f)    During the term of this Agreement, Licensee shall use no information associated with, or obtained in connection with, the Slot Club for any purpose other than in connection with the conduct of the Gaming Operations. Following the expiration or termination of this Agreement, Licensee will have no further right or interest in any such information and will return all such information to Licensor. Nothing in this Agreement shall prohibit Licensor from utilizing Slot Club information for any lawful purpose that does not conflict with Licensee’s rights under this Agreement so long as such use complies with the rules, terms and conditions of the Slot Club.

(g)    Licensee agrees that the Exclusively Licensed Premises, at all times during the Term, shall be used and occupied by Licensee or its designee solely for the conduct of the Gaming Operations in compliance with all Applicable Laws and for purposes directly related thereto and for no other purpose or purposes. At all times during the Term, Licensee shall keep the Exclusively Licensed Premises open for conduct of the Gaming Operations in accordance with past practices, except during a Force Majeure Event, renovation by Licensor and/or construction activities of Licensor that make the continuing operation of the Gaming Operations impractical.

(h)    Licensee shall not make alterations, improvements and/or additions (collectively, “Alterations”) to the Licensed Premises without first obtaining, in each instance, the prior express written consent of Licensor. In no event may Licensee make any Alterations that would affect the building structure or any utilities or building systems of the Hotel, affect the exterior appearance of the Hotel, or violate Applicable Laws or the requirements of any insurer of the Hotel.

(i)    Upon termination of this Agreement, Licensee shall redeliver the Licensed Property to Licensor generally in the same condition as it existed at the commencement of the Term, ordinary wear and tear excepted. Upon such termination, Licensee shall cooperate with any successor operator and comply with all Nevada Gaming Laws and directives of the Nevada Gaming Authorities with respect to the termination of Gaming Operations or the Gaming Approvals at the Hotel.

Section 2.03  Exclusion of Race Book and Sports Pool Operations. As of the Effective Date, Licensor has entered into that certain Operating Lease Agreement, dated as of August 1, 2013 (the “Sports Book Lease”), between Licensor and Leroy’s Horse & Sports Place, Inc., a Nevada corporation d/b/a William Hill Race & Sports Book, for the operation of a race book and/or sports pool at the Hotel. Notwithstanding anything in this Agreement to the contrary, so long as Licensor remains party to either the Sports Book Lease or to any agreement substantially equivalent thereto, “Gaming Assets” shall not include any gaming equipment, supplies, or accessories used in connection with the operation of a race book and/or sports pool at the Hotel. For the sake of clarity, in the event Licensor is no longer party to the Sports Book Lease or its equivalent, then Licensee may assume responsibility for the operation of any race book and/or sports pool at the Hotel.

ARTICLE III.

LOAN

Section 3.01   Licensor shall lend Licensee the sum of the Additional Required Capital (the “Loan”), which Loan shall be evidenced by a promissory note substantially in the form attached hereto as Exhibit A (the “Note”).

Section 3.02  Any additional amounts advanced to Licensee beyond the original face amount of the Note shall, as a condition to the disbursement thereof, at Licensor’s option, be evidenced either by a new note on the same terms and conditions as provided in the original Note or by additional notes each of which is on the same terms and conditions as the original Note, except in either case, that the principal balance shall reflect the increased amount thereof. In either case such new note or original and additional notes will be referred to collectively as the “Note.”

ARTICLE IV.

LICENSED PREMISES

Section 4.01  Grant of Easement through Gaming Operations Location. Subject to Nevada Gaming Laws, Licensee hereby grants to Licensor, its employees, agents, customers and invitees a non-exclusive easement and right of access through and across the Exclusively Licensed Premises for purposes of ingress and egress to the other portions of the Hotel. For the sake of clarity, during the Term, Licensee and its employees, agents, customers and invitees shall have a right of access through and across the Nonexclusively Licensed Premises in accordance with the License.

Section 4.02  Licensor’s Reservation. Licensor reserves to itself the roof and exterior walls of each building containing the Licensed Premises, and all space above the ceiling within the Licensed Premises, to accommodate the Hotel’s structural, mechanical and electrical conduit, piping, ducting and venting requirements. Licensor further reserves the right to run utility lines, pipes, conduits and ductwork through the air space above the ceiling of the Licensed Premises, and through the columns and walls of the Licensed Premises, in locations that will minimize interference with Licensee’s use of the Licensed Premises. Notwithstanding the above, Licensee may use the roof and exterior walls of the building containing the Licensed Property for reasonable signage relating to the Gaming Operations and, with the consent of Licensor, for the installation of equipment in support thereof.

Section 4.03  Changes to Hotel. Licensor reserves the right at any time and from time to time to: (a) make or permit changes or revisions in the site plan for or layout of the Hotel (including additions to, subtractions from, rearrangements of, alterations of, modifications of or supplements to the Public Areas or the building areas, walkways, parking areas, driveways or other areas within the Hotel and upon the property on which the Hotel is located); (b) construct other buildings or improvements in or as additions to the Hotel and to make alterations thereof or additions thereto and to build additional stories on any such building or buildings and to construct other buildings or improvements adjoining the same; and (c) make or permit changes or revisions in the Hotel (including additions thereto) and, subject to the rights of Licensee herein, to convey portions of the Hotel and the property on which the Hotel is located to others for the purpose of constructing thereon other buildings or improvements (including additions thereto and alterations thereof). Licensor may (without abatement of the License Fee): (a) construct, lease and/or license kiosks, carts, and sales areas on any portion of the Hotel and the property on which the Hotel is located; (b) enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the parking area portions of the Hotel and the property on which the Hotel is located; (c) close such portions of the Hotel and the property on which the Hotel is located as may, in the reasonable opinion of Licensor, be necessary to prevent a dedication thereof or the accrual of any right therein to any Person or to the public; (d) close portions of the Hotel and the property on which the Hotel is located for any other reason reasonably determined by Licensor to be in the best interest of the Hotel; (e) close temporarily any or all portions of the Hotel and the property on which the Hotel is located for repairs or refurbishing; (f) discourage non-guest parking; (g) move, remove, relocate and/or replace seats, trees, planters and other amenities commonly found in similar resorts; and (h) do such other acts in and to said areas and improvements as Licensor, in the exercise of its reasonable business judgment, deems advisable.

Section 4.04  Relocation. Throughout the Term and from time to time, Licensor may relocate all or a portion of the Associated Space within the Hotel. Licensor shall provide reasonable advance notice to Licensee of each such relocation. Licensor shall reconstruct on the relocated Associated Space improvements substantially similar in quality, style and design to those constructed at the original Associated Space in accordance with plans and specifications approved by Licensor and Licensee. Licensor shall pay the cost of moving and reinstalling the fixtures, furnishings and equipment of Licensee into the relocated Associated Space. Upon completion of the improvements to be constructed by Licensor on the relocated Associated Space, Licensee shall surrender the original Associated Space (or the portion thereof that is to be relocated), and shall move to the relocated Associated Space, and the relocated Associated Space shall be deemed the Associated Space hereunder as fully as if said relocated Associated Space were originally described herein as the Associated Space. Licensee agrees that, on demand, it shall execute an amendment to this Agreement designating the location of the relocated Associated Space.

Section 4.05  Remodeling. If at any time from time to time during the Term Licensor remodels all or any portion of the Hotel, and if such remodeling includes the Licensed Premises or a portion thereof, then Licensor shall have the right to change the dimensions or reduce the size of the Licensed Premises and to close all or a portion of the Hotel (including all or a portion of the Licensed Premises) for such period as Licensor deems advisable. If Licensee is required to close all or a portion of the Licensed Premises in connection with such remodeling, then the License Fee may be equitably abated based upon the portion of the floor area of the Licensed Premises that is rendered un-licensable by such remodeling as a proportion of the total floor area of the Licensed Premises prior to such remodeling. In the event of any remodeling under this Section, Licensor shall repair any damage to the Licensed Premises caused thereby, and in the event of any reduction in the area of the Licensed Premises, the License Fee may be equitably reduced based upon the portion of the floor area of the Licensed Premises that is rendered un-licensable by such remodeling as a proportion of the total floor area of the Licensed Premises prior to such remodeling.

ARTICLE V.

LICENSE FEE

Section 5.01  License Fee. During the Term, for its use of the Licensed Property, Licensee shall pay to Licensor a license fee (the “License Fee”) monthly in arrears equal to Total Net Cash Flow for the immediately preceding month minus that amount that Licensee must retain so as to meet its obligations during the present month under this Agreement, the Note, and, with Licensor’s prior consent in each case, other agreements relating to the Hotel to which Licensee is a party. The amount of the License Fee may be adjusted from time to time during the Term upon the mutual agreement of Licensor and Licensee.

Section 5.02  Payment of License Fee. The License Fee and any other monies required to be paid to Licensor hereunder shall be paid without offset, deduction, prior notice or demand, in lawful money of the United States of America, at the offices of Licensor, at Licensor’s on-site management office at the Hotel, or at such other place as Licensor may from time to time designate in writing.

Section 5.03  [Intentionally Omitted.]

Section 5.04 Licensor’s Election to Convert to Management Agreement. At any time after Licensor has acquired all Gaming Approvals required for the operation of the Gaming Assets, Licensor may, upon written notice to Licensee, elect to convert this Agreement into a management agreement. Upon and, if applicable, after the effective date of such conversion:

(a)    Licensor must purchase the Gaming Assets at the price calculated in accordance with Section 2.02(d)(i); and

(b)    All Gaming Net Cash Flow and Non-Gaming Net Cash Flow thereafter received and all reserve accounts then held under the terms of this Agreement shall be the sole property of Licensor.

ARTICLE VI.

LICENSOR’S ACKNOWLEDGEMENTS AND COVENANTS; EMPLOYEES

Section 6.01  Alcoholic Beverages. Licensee shall allow only Licensor or Licensor’s designee (which designee may, for the sake of clarity, be Licensee) who possesses all required liquor licenses and permits issued by Clark County (such possessor of licenses and permits, the “Licensed Liquor Operator”) to serve or receive revenues from the service of alcohol to customers of the Gaming Operations (“Gaming Customers”). The Licensed Liquor Operator must agree that the prices to be charged by the Licensed Liquor Operator for such shelf beverages to Gaming Customers designated by Licensee shall not exceed the per-beverage prices set forth on Schedule 6.01. The foregoing flat prices will only apply to Gaming Customers engaged in gaming activities at the Licensed Premises and designated by Licensee. The Licensed Liquor Operator may charge for alcoholic beverages other than the shelf beverages listed on Schedule 6.01 at the same price as such beverages are offered to the general public. The Licensed Liquor Operator shall agree to invoice Licensee not more than weekly for the sale of any alcoholic beverages to Gaming Customers that are not paid for directly by such customers.

Section 6.02  Employee Meals. Licensor shall offer meals (or shall arrange for meals to be offered) at the Hotel’s employee dining room to Licensee’s on-duty employees. Any charge-back associated with such employee meals shall be set by the mutual agreement of the parties.

Section 6.03  Hotel Rooms. Subject to availability, Licensor shall allow Licensee to use (or shall arrange for Licensee to use) rooms in the hotel portion of the Hotel for Licensee’s Gaming Customers. The schedule and any costs associated with such use shall be set by the mutual agreement of the parties.

Section 6.04  [Intentionally omitted.]

Section 6.05  Conduct of Gaming Operations. Licensee will have complete control over Gaming Operations on the Licensed Premises and shall have full authority to hire, discharge or discipline any and all employees involved in the Gaming Operations. Nothing herein shall prevent Licensee from utilizing other companies’ employees in connection with Gaming Operations, so long as Licensee holds full authority to hire, discharge and discipline such employees.

Section 6.06  Employees. The parties agree that the employees for Gaming Operations in the Licensed Premises shall be employees of Licensee or Licensee’s designee. Nothing herein shall prohibit Licensor or Licensor’s designee, as necessary, from providing its own employees for the operations of the Hotel other than Gaming Operations.

Section 6.07  Affiliate Parking. Licensor shall designate from time to time those parking and/or loading areas to be used by vendors, employees, contractors, and other workers at the Hotel. Licensee shall require its vendors, employees, contractors, and other workers to park and/or load only in such designated areas.

ARTICLE VII.

DAMAGE AND CONDEMNATION

Section 7.01  Damage and Condemnation. If during the Term any portion of the Licensed Premises or the Hotel shall be damaged or destroyed to any extent by fire or other casualty or taken by condemnation or deed-in-lieu of condemnation, Licensor may elect, by written notice delivered to Licensee at any time thereafter, either: (a) to proceed forthwith to repair such damage and restore the Licensed Property, to the extent of insurance funds or condemnation proceeds, to substantially their condition at the time of such damage, subject, however, to zoning laws and building codes then in existence, or (b) to forego rebuilding the damaged portions of the Licensed Property and retain all insurance or condemnation proceeds with respect to such casualty or condemnation, in which case this Agreement shall be deemed terminated and neither party shall have any continuing or further obligation to the other except for those obligations that, by their terms, survive the termination of this Agreement.

Section 7.02  Participation in Condemnation Award. In the event of any condemnation of the Hotel or any portion thereof, Licensee shall not participate in any respect in any part of the condemnation award that may be made. Nothing herein contained, however, shall preclude Licensee from asserting as against the condemning authority its claim for injury or damages occasioned by such condemnation to the Licensed Equipment or for relocation benefits under Applicable Laws.

ARTICLE VIII.

EVENTS OF DEFAULT, REMEDIES AND TERMINATION

Section 8.01  Events of Default. Either party shall be in default under this Agreement if it fails to perform any of the covenants, terms, provisions or conditions contained in this Agreement on its part to be performed within thirty (30) days after written notice thereof from the other party, or such additional time as is reasonably required to correct any such default.

Section 8.02  Remedies. Upon the occurrence of any default by either party, the non-defaulting party will be entitled to exercise any and all remedies available to it at law or in equity under the laws of the State of Nevada.

Section 8.03  Termination. Either party may terminate this Agreement upon at least 180 days’ written notice to the other party.

ARTICLE IX.

REPRESENTATIONS AND WARRANTIES

Section 9.01  Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee as of the Commencement Date as follows:

(a)    Licensor has the full right, power and authority to enter into and to carry out the terms and provisions of this Agreement (including, without limitation, the License to Licensee of the Licensed Property) and, other than the Approvals of the Nevada Gaming Authorities, no Approval of any governmental authority or any other third party is required in connection therewith, and this Agreement constitutes the legal, valid and binding obligation of Licensor, enforceable in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies; and

(b)    neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a violation or breach of any term or provision of, or constitute a default under (i) any order, judgment, writ, injunction, decree, license, permit, statute, rule or regulation of any court, governmental, regulatory or public body, or (ii) any license, franchise, permit, indenture, mortgage, deed of trust, lease, contract, instrument, commitment or other lease or arrangement to which Licensor is a party or by which Licensor or the Licensed Property, as applicable, is bound.

Section 9.02  Representations and Warranties of Licensee. Licensee hereby makes the following representations and warranties to Licensor as of the Commencement Date:

(a)    Licensee has the full right, power and lawful authority to enter into and to carry out the terms and provisions of the Agreement (including, without limitation, the License from Licensor of the Licensed Property) and, other than the Approvals of the Nevada Gaming Authorities, no Approval of any Governmental Authority or any other third party is required in connection therewith, and this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies; and

(b)    neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a violation or breach of any term or provision of, or constitute a default under (i) any order, judgment, writ, injunction, decree, license, permit, statute, rule or regulation of any court, governmental, regulatory or public body; or (ii) any license, franchise, permit, indenture, mortgage, deed of trust, lease, contract, instrument, commitment or other Agreement or arrangement to which Licensee is a party or by which it or Licensee’s property, as applicable, is bound.

ARTICLE X.

ASSIGNMENT OR SUBLETTING

Section 10.01  Assignment. Licensee shall not assign, mortgage, pledge, hypothecate or encumber this Agreement or the License hereby created or any interest herein, or sublet the Licensed Property or any portion thereof, or license the use of all or any portion of the Licensed Property without Licensor’s prior written consent, which consent may be withheld in Licensor’s sole, absolute and subjective discretion; provided, however, that any such assignee must have all Approvals necessary for such Assignee’s performance of its respective obligations hereunder; and provided, further, that no assignment shall release Licensee of any of its obligations under this Agreement or be construed as, or constitute a waiver of, any of Licensor’s rights or remedies hereunder.

ARTICLE XI.

RIGHT OF ACCESS

Section 11.01  Right of Entry. Subject to Nevada Gaming Laws, Licensor and its authorized agents and representatives may enter the Licensed Premises at any reasonable time for the purpose of (a) observing, posting or keeping posted thereon notices provided for hereunder, and such other notices as Licensor may deem necessary or appropriate for protection of Licensor, its interest or the Licensed Property, (b) inspecting the Licensed Property or any portion thereof, (c) inspecting the Licensed Property relative to concerns over use, storage or disposal of Hazardous Materials, and (d) making repairs to the Licensed Premises or any other portion of the Hotel and performing any work therein or thereon that Licensor may elect or be required to make hereunder (including, without limitation, Licensor’s maintenance and repairs) or that may be necessary to comply with any Applicable Laws or any applicable standards that may, from time to time, be established by an insurer, or that Licensor may deem necessary or appropriate to prevent waste, loss, damage or deterioration to or in connection with the Licensed Property or any other portion of the Hotel or for any lawful purpose. In no event shall Licensor have access to any area for which access is restricted in accordance with Nevada Gaming Laws, except under such laws. Except in emergency situations, Licensor shall give Licensee as much notice of entry as is reasonably practical or such notice as may be required by the Nevada Gaming Authorities. Licensor shall have the right to use any means that Licensor may deem proper to open all doors in the Licensed Premises in an emergency.

ARTICLE XII.

BOOKS AND RECORDS

Section 12.01  General. Licensee shall keep on the Licensed Premises accurate books and records of all business conducted at the Exclusively Licensed Premises in accordance with GAAP, and said records shall be open and available for examination at the Licensed Premises at all reasonable times by Licensor or Licensor’s representatives upon reasonable notice to Licensee, for the purpose of ascertaining or verifying the Gaming Net Cash Flow and Non-Gaming Net Cash Flow. Licensor acknowledges that Licensee is required to, and shall, establish one or more bank accounts in Licensee’s name for deposits, payments, and withdrawals in connection with the Gaming Operations and pursuant to Nevada Gaming Laws.

Section 12.02  Financial Reports. Licensee shall cause to be prepared and delivered to Licensor reasonably detailed monthly and quarterly operating reports, based on information available to Licensee, in conformity with GAAP, that reflect the operational results of the Gaming Operations for each month and quarter of each Operating Year. Licensee shall deliver each operating report to Licensor on or before the 20th day of the month following the month (or partial month) or quarter (or partial quarter) to which such operating report relates. The reports shall be in a format reasonably requested by Licensor (the “Operating Reports”). At a minimum, the Operating Reports shall include: (a) a balance sheet including current period and prior year-end comparisons and differences in reasonable detail; (b) an income and expense statement for such period and for the elapsed portion of the current Operating Year through the end of such period; (c) a statement of net cash flow from operations in reasonable detail for such period and such elapsed portion of the current Operating Year through the end of such period; (d) a statement showing the calculation of the amount of the License Fee and any other amounts payable to Licensor; (e) a schedule of capital expenditures for all capital improvements; (f) a narrative summary of performance, material events, and proposed changes to marketing or strategy; and (g) a reforecasted operating plan including actual results plus projected results for the period showing, in reasonable detail, items budgeted, actual expenditures to date, and the amount of expenditures projected for completion. The Operating Reports also shall set forth variances that have occurred and that are anticipated between the applicable operating plan and actual results in a variance report (along with the statements mentioned above) with a written explanation of such variances.

Section 12.03  Certified Financial Reports. Licensee shall cause to be prepared and delivered to Licensor no later than March 1 of each Operating Year (beginning with March 1 of the second Operating Year, for the first Operating Year), together with an opinion thereon rendered by a firm of independent certified public accountants of recognized standing in the casino/hotel industry as approved by Licensor, financial statements for the preceding Operating Year (consisting of a balance sheet, a statement of earnings and retained earnings and a statement of cash flows), which shall fairly present, in conformity with GAAP, the financial position, results of operations and cash flows of the Gaming Operations for the Operating Year then ended (the “Certified Financial Statements”). Notwithstanding the foregoing, Licensee shall not be obligated to prepare such statements if Licensor does not supply all information necessary for Licensee to cause the Certified Financial Statements to be prepared and delivered, or such information is not otherwise available to Licensee. Nevertheless, Licensor shall deliver to Licensee any similar financial statements that Licensor causes to be prepared. The Certified

Financial Statements delivered pursuant to this Section, and all information therein, shall be binding and conclusive on the parties unless, within 180 days after the delivery of such statements to the parties, either party shall deliver written notice to the other party of its objection thereto, setting forth in reasonable detail the nature of such objection.

Section 12.04  Modification of Time Periods.  Notwithstanding the foregoing, if it is necessary for SEC reporting requirements to modify one or more of the time periods set forth in this Article 12, then the parties will mutually agree on such modifications.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

Section 13.01  Governing Law; Consent to Jurisdiction.  This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of Nevada, without giving effect to any conflicts of laws principles that would require the application of the law of another jurisdiction. Licensee and Licensor each agrees to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it and consent that all services of process be made by registered mail, directed to it at its address as set forth herein and service so made shall be deemed to be completed when received. Licensee and Licensor each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this Section shall affect the right of Licensee or Licensor to serve legal process in any other manner permitted by Applicable Laws.

Section 13.02  Headings.  The paragraph headings in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction of meaning of the provisions of this Agreement.

Section 13.03  Construction.  If any term or provision of this Agreement, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, then the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 13.04  Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and cannot be changed or terminated orally.

Section 13.05  Interpretation.  Plural shall be substituted for the singular form and vice versa in any place or places herein in which the context required such substitution or substitutions.

Section 13.06  Time.  Time is of the essence of this License Agreement and all of the terms and conditions hereof.

Section 13.07  Notice.  Any and all notices that either party hereto desires or is required to give to the other party under this License Agreement shall be in writing and delivered in person, sent by overnight courier (with confirmation of delivery) or sent by express, certified or priority U.S. mail postage prepaid (return receipt requested), addressed as follows:

If to Licensor:

Stockbridge Real Estate Partners II, LLC
4 Embarcadero Center, Suite 3300
San Francisco, CA 94111
Attn: Controller
Facsimile No. (415) 658.3433

If to Licensee:

Stockbridge Real Estate Partners II, LLC
4 Embarcadero Center, Suite 3300
San Francisco, CA 94111
Attn: Controller
Facsimile No. (415) 658.3433

or to such other person or place as either party hereto may designate in writing in the manner provided herein for giving notice. Each such notice so delivered, couriered or mailed shall be deemed delivered when received or refused by the Person to whom it is addressed.

Section 13.08  Counterparts. This License Agreement may be executed in any numbers of counterparts, all of which, taken together, shall be deemed part of one instrument.

Section 13.09  Gaming Authorities Requirements. Notwithstanding any of the provisions herein, if at any time during the Term, the Nevada Gaming Authorities require or prohibit any act on the part of Licensor or Licensee, then Licensor or Licensee, as applicable, shall comply with such requirement or prohibition as the case may be, and any such compliance shall not be deemed a breach of this Agreement, unless such requirement or prohibition arises out of the applicable party’s failure to comply with applicable law or this Agreement.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

“Licensor”

STOCKBRIDGE/SBE HOLDINGS, LLC, a Delaware limited liability company

By:	Stockbridge/SBE Voteco Company, LLC
Its:	Manager

By	/s/ Terrence Fancher
Name:	Terrence Fancher
Title:	President

“Licensee”

SB GAMING, LLC, a Nevada limited liability company

By:	Stockbridge/SBE Holdings, LLC
Its:	Manager

By:	Stockbridge/SBE Voteco Company, LLC
Its:	Manager

By	/s/ Terrence Fancher
Name:	Terrence Fancher
Title:	President

Casino License Agreement

EXHIBIT A

FORM OF NOTE

$	, 20

FOR VALUE RECEIVED, SB Gaming, LLC, a Nevada limited liability company (“Borrower”), hereby promises to pay to the order of Stockbridge/SBE Holdings, LLC, a Delaware limited liability company (“Holder”), at such place as Holder may designate from time to time, in legal tender of the United States, the sum of                             ($             ), with interest on the unpaid principal balance advanced hereunder at the interest rate and times and pursuant to all of the other terms and provisions set forth herein.

1.    Interest.     Interest on the unpaid principal balance provided to Borrower hereunder shall accrue from the date set forth above through the Maturity Date (as defined in Section 2(a)) at a rate equal to Stockbridge’s intercompany interest rate. Interest shall be calculated on a daily basis using a 365-day year.

2.    Payments.     Borrower shall make payments under this Note as follows:

(a)     Commencing on the last day of the first full calendar month following the date of this Note, and continuing on the last day of each month thereafter (with the first such payment including all amounts due for the initial calendar month in addition to such amounts for the first full calendar month) to and until the last day of the calendar month immediately preceding the Maturity Date, Borrower shall pay to Holder minimum monthly payments of interest only. In the event Borrower is unable to pay any monthly interest payment when due, the amount of such interest payment shall be added to the principal balance of this Note.

(b)     All outstanding principal and accrued, unpaid interest hereunder shall be payable under this Note, in arrears and in a balloon payment, on demand, on the Maturity Date. The Maturity Date is the tenth (10th) anniversary of the date of this Note.

3.     Prepayments. The indebtedness evidenced by this Note may be prepaid at any time without penalty. Any prepayments shall be applied first to accrued interest and the balance to principal, and shall not postpone the due date of any subsequent monthly installments or reduce the required amount thereof.

4.     Governing Law. This Note shall be governed and construed in all respects according to the laws of the State of Nevada.

5.     Waivers by Borrower; Successors and Assigns. Borrower hereby waives presentment, notice of dishonor, and protest. This Note shall be binding on Borrower and its successors and assigns.

6.     Amendment. This Note may not be modified orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed, effective as of the date first written above.

SB Gaming, LLC,
a Nevada limited liability company

By:

Name:

Its:

EXHIBIT B

EXCLUSIVELY LICENSED PREMISES

[see attached]

[Intentionally Omitted]

SCHEDULE 6.01

SHELF BEVERAGES

Beverage	Price per Serving
Soft Drinks	$* * *
Well Drinks	$* * *
Domestic Beer	$* * *